Exhibit 99.1

News Release

EPIQ SYSTEMS, INC. APPOINTS MANAGING DIRECTOR FOR

ELECTRONIC DISCOVERY SOLUTIONS BUSINESS

Kansas City, KS (October 4, 2006) — EPIQ Systems, Inc. (NASDAQ:EPIQ) has named William Carter as Managing Director for the Electronic Discovery Solutions business headquartered in New York City effective October 2, 2006. Mr. Carter will have general management responsibility for this business unit.

EPIQ Systems entered the rapidly growing electronic discovery market with the acquisition of nMatrix on November 15, 2005. Since the acquisition, the business has been managed by the President/COO and Executive Vice President/CFO of EPIQ Systems. The company has recorded strong results for the Electronic Discovery Solutions business unit this year and continues to believe that this business represents a significant growth opportunity. A recent electronic discovery market survey projected an approximate market size of $2.5 billion in 2007 with a continuation of double digit annual growth.

Mr. Carter has been a Vice President of Lexis Nexis since 2000. His most recent position was Vice President/General Manager of the Research Solutions business unit. He has held several other positions in recent years including Vice President of Strategic Business Development. Prior to Lexis Nexis he was a consultant for Bain & Company. He earned a MS degree in Computer Science from Georgia Institute of Technology and an MBA from The Wharton School at the University of Pennsylvania.

About EPIQ Systems

EPIQ Systems is a national leader of technology-based solutions for the legal and fiduciary services industries. Our products and services assist clients with the administration of complex legal proceedings, including electronic litigation discovery, bankruptcy administration and class action administration. Our clients include leading law firms, corporate legal departments, bankruptcy trustees, and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity. We provide clients with an integrated offering of both proprietary technology and value-added services that comprehensively address their extensive business requirements. For more information, visit us online at www.epiqsystems.com.

For more information:

Mary Ellen Berthold, EPIQ Systems, Inc., telephone: 913-621-9500, email: ir@epiqsystems.com.

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